EXHIBIT 99.1

For Immediate Release

Best Buy To Acquire Future Shop for $580 Million CDN, or
Approximately $377 Million U.S.

Transaction Accelerates Best Buy’s International Expansion; Company Anticipates Meeting
or Exceeding Analysts’ Earnings Expectations

VANCOUVER, B.C., Aug. 14, 2001 – Best Buy Co., Inc. (NYSE: BBY), the largest U.S. retailer of technology and entertainment products, has agreed to acquire Future Shop (TSE: FSS), the largest Canadian retailer of consumer electronics, for $580 million (CDN) or approximately $377 million (U.S.).

"This acquisition accelerates by several years our goal of becoming North America's premier retailer and eventually the leading global retailer of technology and entertainment products and services," said Best Buy Founder, Chairman & CEO Richard M. Schulze. "Future Shop currently operates 88 stores throughout Canada and is the nation's number one retailer of consumer electronics. We plan to grow Future Shop's revenues, store count and employee base."

Best Buy has agreed to tender an offer of cash for Future Shop stock in the amount of Canadian $17.00 per share or approximately U.S. $11.05 per share. The Company expects the acquisition to be accretive to earnings in the current fiscal year, adding 1-2 cents per share.

"Given this transaction and the strength of our underlying businesses, we continue to anticipate that we will meet or exceed analysts' expectations for our second quarter and fiscal year earnings," Schulze said.

Hassan Khosrowshahi, chairman and CEO of Future Shop, said, "Best Buy's financial strength, reputation and retailing expertise is a winning combination for our employees, shareholders and customers. Shareholders receive an attractive price, customers will continue to see the newest technology, and our employees will benefit from Future Shop's continued growth as part of a global company. Our board of directors unanimously supports this transaction."

Burnaby, B.C.-based Future Shop will operate as a separate Canadian subsidiary of Best Buy Co., Inc. The transaction is scheduled to close late September 2001, subject to regulatory approvals. Upon the close, Khosrowshahi - who founded Future Shop in 1982 — plans to relinquish his role as chairman and CEO. Kevin Layden, President and COO of Future Shop, is to continue as president of Future Shop, reporting to Brad Anderson, vice chairman of Best Buy. Layden spent 17 years with Circuit City Stores Inc. before joining Future Shop in 1997. He was promoted to president and COO of Future Shop in 1999.

Thomas Healy, formerly President of Best Buy Canada, becomes President of Best Buy International, reporting to Anderson, responsible for Best Buy's ongoing international expansion efforts. Healy joined Best Buy in 1990, led the Company's successful expansion into the Midwest, East and Southeast, and began work on its Canadian expansion last year.

Best Buy will conduct a conference call for analysts, institutional investors and news media at 10 a.m. EST on August 14. Individuals may access the call via the Internet on the Company's Web site at www.BestBuy.com by clicking on the "About Us" link and then selecting the "Investor Relations" link. The call will be posted on the "Investor's Overview." Following the live event, the call will be posted on the Audio Archive page of Best Buy's Web site and may be accessed at any time.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's beliefs and assumptions regarding information currently available, and are made pursuant to the "safe harbor" provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company's filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Future Shop

Future Shop is Canada's largest, fastest-growing national retailer and e-tailer of consumer electronic products for the digital age, with 88 stores and the nation's premier Internet-based electronics superstore, at Future Shop.ca. Future Shop and its 7,100 associates are committed to providing Canadians with expert service; the latest digital products such as DVD movies and wireless Internet devices; and a wide selection of televisions, computers, music and appliances. Future Shop is listed on the Toronto Stock Exchange under the symbol FSS. For more information about Future Shop, visit the company's Web site at www.Future Shop.ca.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the number one specialty retailer of consumer electronics, personal computers, entertainment software and appliances in the U.S. The Company operates retail stores and commercial web sites under the names: Best Buy (BestBuy.com), Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com), and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,800 retail stores nationwide, in Puerto Rico and in the U.S. Virgin Islands.

Investor Contact:	Media Contacts:
Susan Hoff	Connie Stelter	Lori DeCou
SVP- Public Affairs & IRO	Best Buy Public Relations	Future Shop Communications
(888) 712-4171	(952) 947-2867	(604) 412-1012
susan.hoff@bestbuy.com	connie.stelter@bestbuy.com	ldecou@futureshop.com